Exhibit (2)(d)

EATON VANCE INSURED MUNICIPAL BOND FUND
EATON VANCE INSURED CALIFORNIA MUNICIPAL BOND FUND
EATON VANCE INSURED NEW YORK MUNICIPAL BOND FUND
EATON VANCE INSURED MUNICIPAL BOND FUND II
EATON VANCE INSURED CALIFORNIA MUNICIPAL BOND FUND II
EATON VANCE INSURED FLORIDA MUNICIPAL BOND FUND
EATON VANCE INSURED MASSACHUSETTS MUNICIPAL BOND FUND
EATON VANCE INSURED MICHIGAN MUNICIPAL BOND FUND
EATON VANCE INSURED NEW JERSEY MUNICIPAL BOND FUND
EATON VANCE INSURED NEW YORK MUNICIPAL BOND FUND II
EATON VANCE INSURED OHIO MUNICIPAL BOND FUND
EATON VANCE INSURED PENNSYLVANIA MUNICIPAL BOND FUND
EATON VANCE MUNICIPAL INCOME TRUST
EATON VANCE CALIFORNIA MUNICIPAL INCOME TRUST
EATON VANCE FLORIDA MUNICIPAL INCOME TRUST
EATON VANCE MASSACHUSETTS MUNICIPAL INCOME TRUST
EATON VANCE MICHIGAN MUNICIPAL INCOME TRUST
EATON VANCE NEW JERSEY MUNICIPAL INCOME TRUST
EATON VANCE NEW YORK MUNICIPAL INCOME TRUST
EATON VANCE OHIO MUNICIPAL INCOME TRUST
EATON VANCE PENNSYLVANIA MUNICIPAL INCOME TRUST
(each a “Trust”)
The Eaton Vance Building
255 State Street
Boston, Massachusetts 02109

February 10, 2003

Re: By-Laws Amendment to Article VII of Each Trust’s By-laws

Pursuant to Article XIII of each Trust’s By-laws, the Trustee’s hereby amend the provisions of Article VII of each Trust’s By-laws as follows:

First, the definition of “S&P Discount Factor” in Section 1(a) of Article VII is amended as follows:

          (a) The footnote denoted by “**” following the term “Zeros” in the S&P Rating
Category chart is deleted and restated as “** AAA Rated 30-Year (or less) Zero Coupon
Municipal Obligations”;

Second, the first paragraph of the definition of “S&P Eligible Asset” in Section 1(a) of
Article VII is deleted in its entirety and replaced with the following:

“S&P Eligible Asset” means cash, short-term money market instruments, Receivables for
Municipal Obligations Sold or a Municipal Obligation that (i) except for AAA rated 30-year (or less) zero coupon bonds, is interest bearing and pays interest at least semi-annually; (ii) is issued by any of the 50 states, the territories and their subdivisions, counties, cities, towns, villages, and school districts, agencies, such as authorities and special districts created by the states, and certain federally sponsored agencies such as local housing authorities (payments made on these bonds are exempt from regular federal income taxes and are generally exempt from state and local taxes in the state of issuance), (iii) is payable with respect to principal and interest in United States Dollars; (iv) is publicly rated BBB or higher by S&P or, except in the case of Anticipation Notes that are grant anticipation notes or bond anticipation notes which must be rated by S&P to be included in S&P Eligible Assets, if not rated by S&P but rated by Moody’s, is rated at least A by Moody’s (provided that such Moody’s-rated Municipal Obligations will be included in S&P Eligible Assets only to the extent the Market Value of such Municipal Obligations does not exceed 50% of the aggregate Market Value of the S&P Eligible Assets; and further provided that, for purposes of determining the S&P Discount Factor applicable to any such Moody’s-rated Municipal Obligation, such Municipal Obligation will be deemed to have an S&P rating which is one full rating category lower than its Moody’s rating); (v) is not subject to a covered call or covered put option written by the Trust; (vi) is not part of a private placement of Municipal Obligations, except for such Municipal Obligations distributed in a transaction under Rule 144A under the Securities Act of 1933 that also possesses the characteristics of a public issue transaction such as a) the offering is underwritten, b) the terms are non-negotiable by investors, c) public bond market settlement conventions are employed and d) investors receive mandatory registration rights; and (vii) except for Inverse Floaters, is part of an issue of Municipal Obligations with an original issue size of at least $20 million or, if of an issue with an original issue size below $20 million (but in no event below $10 million), is issued by an issuer with a total of at least $50 million of securities outstanding.

Third, The second paragraph of Section 8(a)(v) of Article VII is deleted and replaced in its entirety by the following:

For purposes of determining whether the Trust has S&P Eligible Assets with a Discounted Value that equals or exceeds the APS Basic Maintenance Amount, the Discounted Value of cash or securities held for the payment of Initial Margin shall be zero. The S&P Discount Factor, as calculated on each Business Day as marked-to-market, for futures contracts is 95% for any positive Variation Margin of the Trust’s rights under a futures contract and 100% for any negative Variation Margin of the Trust’s rights under a futures contract.